Exhibit 99.1

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. Announces 2008 First Quarter Results

Operating income increases 2.4% to $96.5 million for the quarter

Financial & Sales Highlights

First Quarter Ended	March 30, 2008	April 1, 2007	% Change
Revenues	$460.3	$424.6	8.4%
Operating Income	$96.5	$94.2	2.4%
Effective Tax Rate	32.9%	34.6%
Net Income	$61.8	$59.3	4.3%
Diluted Earnings Per Share	$0.33	$0.31	7.0%
Fully Diluted Shares	185.8	190.6	(2.5)%

($ in millions except EPS. Fully diluted shares in millions. All numbers rounded)

Same-Store Sales	Q1 2008	Q1 2007
Canada	3.5%	6.3%
United States	1.0%	4.0%

Same-store sales calculation methodology includes restaurants beginning the 13th month after opening.

As of March 30, 2008, 99.2% of the Company’s restaurants in Canada and 90.0% of the U.S. restaurants were franchised.

Highlights

•	First quarter systemwide sales(1) increased 7.2%

•	Operating income increased to $96.5 million, up 2.4%: higher revenues partially offset by lower franchise resales and lower equity income

•	25 restaurants opened

•	Board declares quarterly dividend of $0.09 per share

•	1.5 million shares purchased as part of the share repurchase program

OAKVILLE, ONTARIO, (April 30, 2008): Tim Hortons Inc. (NYSE:THI, TSX: THI) today announced its results for the first quarter ended March 30, 2008.

Systemwide sales(1), which includes sales from Company-operated and Franchise restaurants, grew 7.2% in the quarter. Same-store sales increased 3.5% in Canada and 1.0% in the U.S. in the first quarter. Total revenues were $460.3 million, up 8.4% compared to $424.6 million in the same period last year. Net income was $61.8 million in the first quarter, an increase of 4.3% compared to $59.3 million last year. Earnings per diluted share were $0.33, an increase of 7.0% compared to $0.31 in the first quarter of 2007.

“Our strong promotional and menu programs during the quarter helped overcome the significant impact of unprecedented snowfalls in key markets, the introduction of a new statutory holiday in the provinces of Ontario and Manitoba, and the timing of Easter in 2008 compared to 2007,” said Don Schroeder, President and CEO. “Our first quarter performance was below our full-year targets but we expected a challenging quarter and have continued confidence in our ability to meet our sales growth targets for the full year,” added Schroeder.

Consolidated Performance

During the quarter, a total of 25 restaurants were opened compared to 21 in the first quarter of last year.

In the first quarter the company introduced the Bagel B.E.L.T. breakfast sandwich in Canada, and promoted Toasted Almond Flavor Shots, Tuscan Vegetable Soup and larger size Gourmet Cookies. The Company also began its highly popular Roll Up the Rim to Win© contest on February 25, 2008, offering customers the chance to win millions in prizes including 35 Toyota Matrix XR AWD cars, 100 Bayliner Boats and 5,000 Garmin Navigation Devices, as well as $50 TimCards and food prizes. In addition to these activities, the Canadian segment benefited from pricing which contributed approximately 2.5% to same-store sales growth of 3.5% for the quarter. There was no pricing impact on U.S. same-store sales growth of 1.0% for the quarter.

Total revenues were $460.3 million in the first quarter, an increase of 8.4% compared to $424.6 million in the comparable period of 2007. Sales, the largest component of revenues, consisting primarily of distribution sales, grew by 10.1% to $306.5 million compared to $278.4 million in the same quarter last year. There were 26 fewer corporate stores in the first quarter compared to a year ago, offset in part by a higher number of stores consolidated under FIN 46R. Rent and royalties grew 6.8% to $135.9 million compared to $127.2 million last year, consistent with systemwide sales growth, and were offset in part by increased relief in the U.S. segment. Franchise fees, based primarily on restaurant openings and resales, decreased 5.7% to $17.9 million compared to $19.0 million in the first quarter last year due to lower revenues mainly from resales and replacements year-over-year.

Cost of sales grew 10.1% in the first quarter compared to the same period last year. Increased cost of sales reflects systemwide sales growth, higher distribution costs and more stores consolidated under FIN 46R than in the comparable period, offset in part by a lower number of corporate stores. Operating expenses increased 6.0% in the quarter compared to the first quarter of 2007.

Franchise fee costs increased 11.4% in the first quarter compared to the same period last year. Higher costs were due to a larger number of unit sales compared to last year, more renovations with higher equipment costs and increased franchise support costs.

General and administrative costs rose 7.4% in the first quarter over the comparable period of 2007, which was lower than revenue growth. Equity income was $7.4 million, down 24.7% from $9.8 million in the first quarter of 2007, due to a tax benefit in 2007 that did not recur, a product supply issue, as well as commissioning costs for a new pastry line installed at the Company’s joint venture Maidstone Bakeries. This new pastry line will supply restaurants with high quality European pastries including danish, croissants and puff pastry.

First quarter operating income was $96.5 million, an increase of 2.4% compared to $94.2 million for the same period in 2007. Increased revenues from higher same-store sales and number of restaurants, and a reduced loss in the U.S. segment positively impacted operating income but were in large part offset by lower franchise fees due to a fewer number of resales and lower equity income.

Net interest expense was higher in the first quarter, increasing to $4.4 million compared to $3.6 million in the first quarter of 2007. The higher expense is due primarily to higher interest on capital leases and external debt.

In the first quarter net income was $61.8 million, up 4.3% from $59.3 million in 2007. A lower effective tax rate during the quarter of 32.9% compared to 34.6% in the first quarter of 2007 positively contributed to net income growth, offset in part by higher interest expense.

Diluted earnings per share (EPS) were $0.33 compared to $0.31 in the first quarter last year. EPS growth of 7.0% reflects higher net income and lower weighted average shares outstanding in the quarter, which decreased 2.5% to 185.8 million shares due to the Company’s share repurchase program.

Segmented Performance

In the Canadian segment, same-store sales for the first quarter were up 3.5%. Growth in the first two months of the quarter was considerably stronger than March, which was impacted by the timing of Easter compared to 2007 and by significant snowfall in key markets. New statutory holidays in the quarter in the provinces of Ontario and Manitoba also impacted sales growth. The timing of Easter and the new statutory holidays had an estimated same-store sales impact of up to 1%. Previous price increases contributed approximately 2.5% to same-store sales growth.

Segment margins in Canada were down somewhat in the quarter due to lower franchise fee income and lower equity income. The Canadian segment had operating income of $106.5 million for the quarter. A total of 22 restaurants were opened in Canada during the quarter.

In the U.S. segment, same-store sales increased 1.0% during the quarter. Heavy snowfalls in the Midwest and Northeast U.S. also negatively impacted our U.S. segment as did the timing of the Easter holiday. Pricing did not contribute to same-store sales growth in the quarter.

The U.S. business had a loss of $2.9 million in the quarter, a significant reduction from the comparable period of 2007. The lower U.S. operating loss was a result of two factors, which were improved performance at our coffee roasting facility and the positive impact of foreign exchange translation in the quarter. Three restaurants were opened in the U.S. during the quarter. The 15 new self-serve kiosks opened in December in U.S. Shell© stations received positive customer response in the first quarter. These kiosks leverage the successful platform in our expanding Irish and U.K. licensed business, which at the end of the first quarter had 168 locations.

Executive Structure Strengthened and Streamlined

Coinciding with this earnings release, the Company has separately announced changes to its executive structure to both strengthen and streamline executive oversight of key business operations. In addition, certain employees are leaving the organization under various retirement arrangements. A restructuring charge of approximately $3.8 million will be taken in the second quarter, to implement the changes to the executive structure, which is expected to result in future annualized savings of approximately $1.5 million. Our 2008 operating income target of 10% growth excludes this one-time charge. Please refer to the news release issued in parallel with this earnings release for additional information.

$200 million share repurchase program activities

The Company spent $51.4 million to purchase a total of approximately 1.5 million shares as part of its 2007-2008 share repurchase program to return value to shareholders.

Board declares dividend payment of $0.09 per share

The Board of Directors has declared a quarterly dividend of $0.09 per share payable on June 13th, 2008 to shareholders of record as of May 30th, 2008. The Company’s current dividend policy is to pay a total of 20-25% of prior year, normalized annual net earnings in dividends each year.

Dividends are paid in Canadian dollars to all shareholders with Canadian resident addresses whose shares are registered with Computershare (the Company’s transfer agent). For all other shareholders, including all shareholders who hold their shares indirectly (i.e., through their broker) and regardless of country of residence, the dividend will be converted to U.S. dollars on June 6th, 2008 at the daily noon rate established by the Bank of Canada and paid in U.S. dollars on June 13th, 2008.

Tim Hortons to host conference call at 2:30 p.m. today, May 1st, 2008

Tim Hortons will host a conference call beginning at 2:30 p.m. Eastern Daylight Time (EDT) on Thursday May 1st, 2008. Investors and the public may listen to the conference call in either one of the following ways: by phone, the dial-in number is (647) 427-3420 or 1-888-300-0053. No access code is required. Alternatively, a simultaneous webcast of the conference call will be available at www.timhortons.com. A replay of the call will be available for one year at our web-site under the “audio archives” tab under the “Investor Information” section, and can be accessed at 1-888-567-0782 , enter passcode: 43574174. A slide presentation will be available to coincide with the conference call, and can be accessed at www.timhortons.com under the investor information section, by clicking on the “Presentations” tab.

Annual Meeting of Shareholders

Tim Hortons Inc. will host its Annual Meeting of Shareholders on May 2nd, 2008 at The Design Exchange at 234 Bay Street, Toronto, Ontario, Canada, beginning at 10:30 a.m. EST. A live webcast of the event will be available under the “Investor Information” section at www.timhortons.com under the “Event Calendar”. A slide presentation will be available to coincide with the meeting, and can be accessed at www.timhortons.com under the investor information section by clicking on the “Presentations” tab. The webcast will also be available for replay one year under the “Audio Archives” section.

(1)	Total systemwide sales growth includes restaurant level sales at both Company and Franchise restaurants. Approximately 98.0% of our system is franchised as at March 30, 2008. Systemwide sales growth is determined using a constant exchange rate to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the first quarter of 2008, systemwide sales growth was up 7.2% compared to the first quarter of 2007. Systemwide sales impact our franchise royalties and rental income, as well as our distribution sales. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee and donuts, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of March 30, 2008, Tim Hortons had 3,238 systemwide restaurants, including 2,839 in Canada and 399 in the United States. More information about the Company is available at www.timhortons.com.

CONTACTS:

INVESTORS: Scott Bonikowsky: (905) 339-6186 or investor_relations@timhortons.com

MEDIA: Rachel Douglas: (905) 339-6277 or douglas_rachel@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	First Quarter Ended
	March 30, 2008	April 1, 2007	$ Change	% Change
	(Unaudited)
REVENUES
Sales	$306,506	$278,350	$28,156	10.1%
Franchise revenues
Rents and royalties	135,880	127,240	8,640	6.8%
Franchise fees	17,931	19,018	(1,087)	(5.7)%

	153,811	146,258	7,553	5.2%

TOTAL REVENUES	460,317	424,608	35,709	8.4%

COSTS AND EXPENSES
Cost of sales	272,283	247,404	24,879	10.1%
Operating expenses	50,009	47,176	2,833	6.0%
Franchise fee costs	18,280	16,403	1,877	11.4%
General & administrative expenses	30,886	28,750	2,136	7.4%
Equity (income)	(7,362)	(9,777)	2,415	(24.7)%
Other (income) expense, net	(283)	447	(730)	N/M

TOTAL COSTS & EXPENSES, NET	363,813	330,403	33,410	10.1%

OPERATING INCOME	96,504	94,205	2,299	2.4%
Interest (expense)	(6,351)	(5,621)	(730)	13.0%
Interest income	1,990	1,996	(6)	(0.3)%

INCOME BEFORE INCOME TAXES	92,143	90,580	1,563	1.7%
INCOME TAXES	30,323	31,319	(996)	(3.2)%

NET INCOME	$61,820	$59,261	$2,559	4.3%

Basic earnings per share of common stock	$0.33	$0.31	$0.02	7.1%

Diluted earnings per share of common stock	$0.33	$0.31	$0.02	7.0%

Basic shares of common stock (in thousands)	185,515	190,383	(4,868)	(2.6)%

Diluted shares of common stock (in thousands)	185,811	190,563	(4,752)	(2.5)%

Dividend per share of common stock	$0.09	$0.07	$0.02

N/M—not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)

	March 30, 2008	December 30, 2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$77,541	$157,602
Restricted cash	17,897	37,790
Accounts receivable, net	104,529	104,889
Notes receivable, net	13,178	10,824
Deferred income taxes	12,640	11,176
Inventories and other, net	61,107	60,281
Advertising fund restricted assets	20,952	20,256

	307,844	402,818
Property and equipment, net	1,218,075	1,203,259
Notes receivable, net	15,045	17,415
Deferred income taxes	23,198	23,501
Intangible assets, net	3,011	3,145
Equity investments	134,115	137,177
Other assets	9,879	9,816

	$1,711,167	$1,797,131

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)

	March 30, 2008	December 30, 2007
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$100,139	$133,412
Accrued liabilities:
Salaries and wages	6,240	17,975
Taxes	14,352	34,522
Other	60,369	95,777
Advertising fund restricted liabilities	40,334	39,475
Current portion of long-term obligations	5,902	6,137

	227,336	327,298

Long-term obligations
Term debt	328,370	327,956
Advertising fund restricted debt	12,024	14,351
Capital leases	54,834	52,524

	395,228	394,831

Deferred income taxes	15,218	16,295
Other long-term liabilities	60,922	56,624
Stockholders’ equity
Common stock, (US$0.001 par value per share)
Authorized: 1,000,000,000 shares
Issued: 193,302,977 shares	289	289
Capital in excess of par value	932,644	931,084
Treasury stock, at cost: 8,219,926 and 6,750,052 shares, respectively	(286,554)	(235,155)
Common stock held in trust, at cost: 421,344 and 421,344 shares, respectively	(14,628)	(14,628)
Retained earnings	504,059	458,958
Accumulated other comprehensive income (loss):
Cumulative translation adjustments and other	(123,347)	(138,465)

	1,012,463	1,002,083

	$1,711,167	$1,797,131

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

	First Quarter Ended
	March 30, 2008	April 1, 2007
	(Unaudited)
NET CASH FLOWS PROVIDED FROM OPERATING ACTIVITIES	$18,473	$1,769

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures	(32,511)	(38,525)
Principal payments on notes receivable	689	2,996
Other investing activities	(127)	(63)

Net cash used in investing activities	(31,949)	(35,592)

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Purchase of treasury stock	(51,399)	(45,013)
Dividend payments	(16,719)	(13,338)
Purchase of common stock held in trust	—	(630)
Proceeds from issuance of debt, net of issuance costs	1,257	1,308
Principal payments on other long-term debt obligations	(1,271)	(1,351)

Net cash used in financing activities	(68,132)	(59,024)

Effect of exchange rate changes on cash	1,547	(315)

Decrease in cash and cash equivalents	(80,061)	(93,162)
Cash and cash equivalents at beginning of period	157,602	176,083

Cash and cash equivalents at end of period	$77,541	$82,921

Other data:
Depreciation and amortization	$21,866	$19,758

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

	First Quarter Ended
	March 30, 2008	% of Total	April 1, 2007	% of Total
	(Unaudited)
REVENUES
Canada	$426,488	92.7%	$388,212	91.4%
U.S.	33,829	7.3%	36,396	8.6%

Total Revenues	$460,317	100.0%	$424,608	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$106,535	102.8%	$106,684	104.0%
U.S.	(2,879)	(2.8)%	(4,118)	(4.0)%

Reportable Segment Operating Income	103,656	100.0%	102,566	100.0%

Corporate Charges	(7,152)		(8,361)

Consolidated Operating Income	96,504		94,205
Interest, net	(4,361)		(3,625)
Income taxes	(30,323)		(31,319)

Net Income	$61,820		$59,261

	First Quarter Ended
	March 30, 2008	April 1, 2007	$ Change	% Change
Sales is comprised of:
Warehouse sales	$264,705	$235,335	$29,370	12.5%
Company-operated restaurant sales	11,598	15,707	(4,109)	(26.2)%
Sales from restaurants consolidated under FIN46R	30,203	27,308	2,895	10.6%

	$306,506	$278,350	$28,156	10.1%

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As of March 30, 2008	As of December 30, 2007	Increase/ (Decrease) From Prior Quarter	As of April 1, 2007	Increase/ (Decrease) From Prior Year
Tim Hortons

Canada
Company-operated	24	30	(6)	35	(11)
Franchise	2,815	2,793	22	2,689	126

	2,839	2,823	16	2,724	115

% Franchised	99.2%	98.9%		98.7%

U.S.
Company-operated	40	42	(2)	55	(15)
Franchise	359	356	3	285	74

	399	398	1	340	59

% Franchised	90.0%	89.4%		83.8%
Total Tim Hortons
Company-operated	64	72	(8)	90	(26)
Franchise	3,174	3,149	25	2,974	200

	3,238	3,221	17	3,064	174

% Franchised	98.0%	97.8%		97.1%

TIM HORTONS INC. AND SUBSIDIARIES

Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business—see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we refer to as warehouse or distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants and sales from restaurants that are consolidated in accordance with FIN 46R.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes the sales revenue from initial equipment packages, as well as fees related to establishing a franchisee’s business.

Cost of Sales	Includes costs associated with our distribution business, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and restaurants that are consolidated in accordance with FIN 46R.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the commencement of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, allocation of expenses related to corporate functions, depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include restaurant closure costs, currency adjustments, real estate sales, minority interest related to the consolidation of restaurants pursuant to FIN 46R, and other asset write-offs.

Comprehensive Income	Represents the change in our net assets during the reporting period from transactions and other events and circumstances from non-owner sources. It includes net income and other comprehensive income such as foreign currency translation adjustments and the impact of cash flow hedges.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those disclosed in the statement. Tim Hortons Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information provided or stated, including statements regarding future financial performance and the expectations and objectives of management, is forward-looking. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could” or “may.” The following factors, in addition to other factors set forth in our Form 10-K filed on February 26, 2008 with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulators, and in other press releases, communications, or filings made with the SEC or the Canadian securities regulators, and other possible factors we have not identified, could affect our actual results and cause such results to differ materially from those anticipated in forward-looking statements.

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, qualified franchisees, real estate sites and type and quality of food. The Company and its franchisees compete with international, regional and local organizations, primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising/marketing and operational programs, price and new product development by the Company and its competitors are also important factors. Certain of the Company’s competitors, most notably in the U.S., have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic and political conditions, consumer preferences and perceptions (including food safety, health or dietary preferences and perceptions), spending patterns, consumer confidence, demographic trends, seasonality, weather events and other calamities, traffic patterns, the type, number and location of competing restaurants, enhanced governmental regulation (including nutritional and franchise regulations), changes in capital market conditions that affect valuations of restaurant companies in general or the value of the Company’s stock in particular, litigation relating to food quality, handling or nutritional content, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, higher energy and/or fuel costs, food costs, the cost and/or availability of a qualified workforce and other labour issues, benefit costs, legal claims, legal and regulatory compliance, new or additional sales tax on the Company’s products, disruptions in its supply chain or changes in the price, availability and shipping costs of supplies, and utility and other operating costs, also affect restaurant operations and expenses and impact same-store sales and growth opportunities. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, acquire and sell restaurants, and pursue other strategic initiatives (such as acquisitions and joint ventures), are affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds. In addition, unforeseen catastrophic or widespread events affecting the health and/or welfare of large numbers of people in the markets in which the Company’s restaurants are located and/or which otherwise cause a catastrophic loss or interruption in the Company’s ability to conduct its business, would affect its ability to maintain and/or increase sales and build new restaurants.

The Importance of Canadian Segment Performance and Brand Reputation. The Company’s financial performance is highly dependent upon its Canadian operating segment, which accounted for approximately 92% of its consolidated revenues, and all of its profit, in 2007. Any substantial or sustained decline in the Company’s Canadian business would materially and adversely affect its financial performance. The Company’s success is also dependent on its ability to maintain and enhance the value of its brand, its customers’ connection to its brand, and a positive relationship with its franchisees. Brand value can be severely damaged, even by isolated incidents, including those beyond the Company’s control such as actions taken or not taken by its franchisees relating to health or safety, litigation and claims, security breaches or other fraudulent activities associated with its electronic payment systems, and incidents occurring at or affecting its strategic business partners, affiliates, or corporate social responsibility programs.

Factors Affecting Growth. There can be no assurance that the Company will be able to achieve new restaurant growth objectives or same-store sales growth in Canada or the U.S. The Company’s success depends on various factors, including many of the factors set forth in this cautionary statement, as well as sales levels at existing restaurants and factors affecting construction costs generally. In addition, the U.S. markets in which the Company seeks to expand may have competitive conditions (including higher construction, occupancy, or operating costs), consumer tastes, or discretionary spending patterns that may differ from its existing markets, and its brand is largely unknown in many U.S. markets. There can be no assurance that the Company will be able to successfully adapt its brand, development efforts, and restaurants to these differing market conditions. In addition, early in the development of new markets, the opening of new restaurants may have a negative effect on the same-store sales of existing restaurants in the market. In some of the Company’s U.S. markets, the Company has not yet achieved the level of penetration needed in order to drive brand recognition, convenience, increased leverage to marketing dollars, and other benefits the Company believes penetration yields. When the Company franchise locations in certain U.S. markets, this can result in increased franchisee relief and support costs, which lowers its earnings. The Company may also continue to selectively close restaurants in the U.S. that are not achieving acceptable levels of profitability or change its growth strategies over time, where appropriate.

Manufacturing and Distribution Operations. The occurrence of any of the following factors is likely to result in increased operating costs and depressed profitability of the Company’s distribution operations and may also damage its relationship with franchisees: higher transportation costs; shortages or changes in the cost or availability of qualified workforce and other labour issues; equipment failures; disruptions (including shortages or interruptions) in its supply chain; price fluctuations; climate conditions; inflation; decreased consumer discretionary spending and other changes in general economic and political conditions driving down demand; physical, environmental or technological disruptions in the Company or its suppliers’ manufacturing and/or warehouse facilities or equipment; changes in international commodity markets (especially for coffee, which is highly volatile in price and supply, palm oil and wheat); and, the adoption of additional environmental or health and safety laws and regulations. The Company’s manufacturing and distribution operations in the U.S. are also subject to competition from other qualified distributors, which could reduce the price the Company can charge for supplies sold to U.S. franchisees. Additionally, there can be no assurance that the Company and its joint venture partner will continue with the Maidstone Bakeries joint venture. If the joint venture terminates, it may be necessary, under certain circumstances, for the Company to build its own par-baking facility or find alternate products or production methods.

Government Regulation. The Company and its franchisees are subject to various federal, state, provincial, and local (“governmental”) laws and regulations. The development and operation of restaurants depend to a significant extent on the selection, acquisition, and development of suitable sites, which are subject to laws and regulations regarding zoning, land use, environmental matters (including drive thrus), traffic, franchise, design and other matters. Additional governmental laws and regulations affecting the Company and its franchisees include: business licensing; franchise laws and regulations; health, food preparation, sanitation and safety; labour (including applicable minimum wage requirements, overtime, working and safety conditions, family leave and other employment matters, and citizenship requirements); nutritional disclosure and advertising; tax; employee benefits; accounting; and anti-discrimination. Changes in these laws and regulations, or the implementation of additional regulatory requirements, particularly increases in applicable minimum wages, taxes or franchise requirements, may adversely affect the Company’s financial results.

Foreign Exchange Fluctuations. The Company’s Canadian restaurants are vulnerable to increases in the value of the U.S. dollar as certain commodities, such as coffee, are priced in U.S. dollars in international markets. Conversely, the Company’s U.S. restaurants are impacted when the U.S. dollar falls in value relative to the Canadian dollar, as U.S. operations would be less profitable because of the increase in U.S. operating costs resulting from the purchase of supplies from Canadian sources, and U.S. operations will contribute less to the Company’s consolidated results. Increases in these costs could make it harder to expand into the U.S. and increase relief and support costs to U.S. franchisees, affecting the Company’s earnings. In addition, fluctuations in the values of Canadian and U.S. dollars can affect the value of the Company’s common stock and any dividends the Company pays.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures, which are subject to many of the same risks that also affect new store development. In addition, these transactions involve various other risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees; difficulties maintaining uniform standards, controls, procedures and policies; the possibility the Company could incur impairment charges if an acquired business performs below expectations; unanticipated changes in business and economic conditions affecting an acquired business; ramp-up costs, whether anticipated or not; and diversion of management’s attention from the demands of the existing business. In addition, there can be no assurance that the Company will be able to complete desirable transactions, for reasons including a failure to secure financing, as a result of limitations of the IRS ruling under Section 355 in connection with the Company’s separation from Wendy’s, or restrictive covenants in debt instruments or other agreements with third parties, including the Maidstone Bakeries joint venture arrangements.

Privacy Protection. If the Company fails to comply with new and/or increasingly demanding laws and regulations regarding the protection of customer, employee and/or business data, or if the Company experiences a significant breach of customer, employee or company data, the Company’s reputation could be damaged and result in lost sales, fines, lawsuits and diversion of management attention. The introduction of credit payment systems and the Company’s reloadable cash card makes us more susceptible to a risk of loss in connection with these issues, particularly with respect to an external security breach of customer information that the Company, or third parties under arrangement(s) with it, control.

Other Factors. The following factors could also cause the Company’s actual results to differ from its expectations: an inability to retain executive officers and other key personnel or attract additional qualified management personnel to meet business needs; an inability to adequately protect the Company’s intellectual property and trade secrets from infringement actions or unauthorized use by others (including in certain international markets that have uncertain or inconsistent laws and/or application with respect to intellectual property and contract rights); operational or financial shortcomings of franchised restaurants and franchisees; liabilities and losses associated with owning and leasing significant amounts of real estate; failures of or inadequacies in computer systems at restaurants, the distribution facilities, the Company’s manufacturing facilities, the Maidstone Bakeries facility, or at the Company’s office locations, including those that support, secure, track and/or record electronic payment transactions; the transition to an integrated financial system, which could present risks of maintaining and designing internal controls and SOX 404 compliance; litigation matters, including obesity litigation; health and safety risks or conditions of the Company’s restaurants associated with design, construction, site location and development and/or certain equipment utilized in operations; employee claims for employment or labour matters, including wage and hour claims; falsified claims; implementation of new or changes in interpretation of U.S. GAAP policies or practices; and potential unfavorable variance between estimated and actual liabilities and volatility of actuarially-determined losses and loss estimates.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.